Exhibit 99.2

Oakridge Announces Production Release of ProSeries Product Line

Oakridge Global Energy Solutions:
A New Era In Battery Manufacturing

October 1, 2015 Melbourne, Florida – Oakridge Global Energy Solutions, Inc. (OGES) is excited to announce the production launch of their ProSeries line of heavy duty battery systems for task oriented vehicles such as golf cars, maintenance vehicles, forklifts, off road vehicles, and other applications that require professional and industrial levels of power.  These specially formulated high energy lithium ion battery systems contain our special user interface and battery management system called the Range Commander, that allows the user to monitor the performance of their battery system through their smart phone, tablet, or computer.

“Continuing to follow our company roadmap that we developed 18 months ago, we have now completed our testing on the ProSeries product line and are ready to roll it out to the market,” said OGES Executive Chairman and CEO, Steve Barber. “This product line is geared toward those applications such as Golf Cars that require a stable and reliable power source, without the noise and smell of combustion engines.  This is a very exciting product line and we are really pleased with the way that it underscores our mission statement of on-shoring jobs and manufacturing back to the USA by providing the market with another Made in the USA product instead of having to rely on imported products.”

The Oakridge ProSeries product line is being released in 40Ah, 60Ah, 100Ah, and 160Ah versions, with plans to release a 200Ah and 240Ah version in spring of 2016.  These batteries have been tested for more than 2000 charge / discharge cycles, which equates to more 5 ½ years of cycling every day.

“We have tested these products both in the lab and in the field and have seen excellent results,” says Gerard Donovan, Oakridge Vice President of Quality.  “By combining our APQP product development methodology along with our Six Sigma process strength, we have a product here that will provide good reliability for many years.”

About Oakridge Global Energy Solutions, Inc.

Oakridge Global Energy Solutions Inc., is a publicly traded company, trading symbol: OGES on the OTCQB with a market capitalization of approximately USD $ 250,000,000, whose primary business is the development, manufacturing and marketing of energy storage products. Additional information can be accessed on the company's website www.oakg.net.

Forward-Looking Statements Disclaimer: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements by the following words: "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "ongoing," "plan," "potential," "predict," "project," "should," "will," "would," or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words. Forward-looking statements are not a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this press release. This press release should be considered in light of all filings of the Company that are contained in the Edgar Archives of the Securities and Exchange Commission at www.sec.gov.

Contact:
Oakridge Global Energy Solutions, Inc.
www.oakg.net
3520 Dixie Highway
Palm Bay, 32905, Florida, USA
Ph: (321) 610-7959